As filed with the Securities Exchange Commission on July 10, 2018
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORIGIN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Louisiana	72-1192928
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
500 South Service Road East Ruston, Louisiana 71270
(Address of principal executive officers and zip code)

COMMUNITY TRUST FINANCIAL CORPORATION 2012 STOCK INCENTIVE PLAN
COMMUNITY TRUST FINANCIAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN
(Full title of the plan)

Drake Mills
Chairman, President and Chief Executive Officer
Origin Bancorp, Inc.
500 South Service Road East
Ruston, Louisiana 71270
(318) 255-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Geoffrey S. Kay, Esq.
Derek W. McGee, Esq.
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
(512) 583-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b−2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $5.00 per share	3,400,000 (1)	$40.08(2)	$136,272,000	$17,034.00
Interests in the Community Trust Financial Corporation Employee Stock Ownership Plan	(3)	(3)	(3)	(3)
____________________________

(1)
This Registration Statement covers the following shares of common stock of the Registrant: (i) 1,400,000 shares of common stock reserved for issuance with respect to awards granted or to be granted under the Community Trust Financial Corporation 2012 Stock Incentive Plan; and (ii) 2,000,000 shares of common stock that may be offered and sold, or are otherwise distributable, under the terms of the Community Trust Financial Corporation Employee Stock Ownership Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on July 6, 2018.

(3)
In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Community Trust Financial Corporation Employee Stock Ownership Plan. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

EXPLANATORY NOTE
Origin Bancorp, Inc. (f/k/a Community Trust Financial Corporation) (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,400,000 shares of common stock reserved for issuance with respect to awards granted or to be granted under the Community Trust Financial Corporation 2012 Stock Incentive Plan (the “2012 Equity Plan”); and (ii) 2,000,000 shares of common stock that may be offered and sold, or are otherwise distributable, under the terms of the Community Trust Financial Corporation Employee Stock Ownership Plan (“ESOP”). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the ESOP. The ESOP is intended to be a tax-qualified employee benefit plan with a cash or deferred arrangement under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, maintained for the benefit of the Registrant’s employees. The ESOP allows participants to voluntarily invest and re-invest deferrals in common stock of the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1.    Plan Information.

The documents containing the information specified in Part I, Item 1 of Form S-8 will be sent or delivered to participants in the 2012 Equity Plan and the ESOP, as required by Rule 428(b)(1) under the Securities Act. These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.
The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Origin Bancorp, Inc., 500 South Service Road East, Ruston, Louisiana 71270, Attention: Jeannine B. Coker.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant incorporates by reference in this Registration Statement:

1.
The Registrant’s prospectus filed with the Commission on May 9, 2018 pursuant to Rule 424(b)(4) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-224225) that was declared effective by the Commission on May 8, 2018;

2.
The description of the Registrant’s common stock contained in its registration statement on Form 8-A (File No. 001-38487) filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act") on May 7, 2018, including any amendment or report filed for the purpose of updating such description;

3.
The Registrant’s Current Reports on Form 8-K filed with the Commission on May 23, 2018 and June 11, 2018 (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission); and

4.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on June 1, 2018, as amended on June 18, 2018.

5.
    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.     Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Sections 1-850 through 1-859 of the Louisiana Business Corporation Act, or LBCA, provide, in part, that the Registrant may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, the Registrant may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, the Registrant has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, the Registrant maintains directors’ and officers’ liability insurance.
Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit the Registrant's right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.
The Registrant's articles of incorporation contain indemnification provisions that require it to indemnify its directors and officers from and against any and all expenses, liabilities or other matters covered by the LBCA, as to action in his or her official capacity while holding office, to the fullest extent permitted by the LBCA. The Registrant's articles of incorporation provide for mandatory advancement of expenses of directors and officers, so long as it receives (1) a written affirmation from the director or officer of his good faith belief that he has satisfied the standard of conduct necessary for indemnification under the LBCA and its bylaws and (ii) an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is later determined that he or she is not entitled to indemnification.
The Registrant's articles of incorporation permit, but do not require, it to grant rights to indemnification and advancement of expenses to any of its employees or agents, or to any director, officer, employee or agent of any of its subsidiaries, to the fullest extent of the LBCA. The Registrant's articles of incorporation do not limit its ability to provide for additional rights to indemnification or advancement of expenses through its bylaws, a resolution of shareholders or directors, an agreement or otherwise, as long as those rights are consistent with the LBCA.

The foregoing is only a general summary of certain aspects of Louisiana law and the Registrant's governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to its articles of incorporation, which are filed as an exhibit to this registration statement, and to the relevant provisions of the LBCA.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, the Registrant's ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).
Item 7.    Exemption From Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The list of exhibits under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ruston, Louisiana on the 10th day of July, 2018.

ORIGIN BANCORP, INC.

By: /s/ Drake Mills
Drake Mills
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Drake Mills as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on July 10, 2018.

Signature		Title

By:	/s/ Drake Mills	Chairman of the Board, Chief Executive Officer, and Director
	Drake Mills	(Principal Executive Officer)

By:	/s/ Stephen H. Brolly	Chief Financial Officer
	Stephen H. Brolly	(Principal Financial and Accounting Officer)

By:	/s/ James S. D’Agostino	Director
James S. D’Agostino

By:	/s/ John M. Buske	Director
John M. Buske

By:	/s/ James E. Davison, Jr.	Director
James E. Davison, Jr.

By:	/s/ Oliver Goldstein	Director
Oliver Goldstein

By:	/s/ Michael A. Jones	Director
Michael A. Jones

By:	/s/ Gary Luffey	Director
Gary Luffey

By	/s/ Farrell Malone	Director
Farrell Malone

By:	/s/ F. Ronnie Myrick	Director
F. Ronnie Myrick

By:	/s/ John Pietrzak	Director
John Pietrzak

By:	/s/ George Snellings, IV	Director
George Snellings, IV

By:	/s/ Elizabeth Solender	Director
Elizabeth Solender

By:	/s/ Steven Taylor	Director
Steven Taylor

EXHIBIT INDEX

NUMBER	DESCRIPTION
4.1	Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2018 (SEC File No. 333-224225)
4.2	Bylaws, incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2018 (SEC File No. 333-224225)
4.3	Specimen common stock certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2018 (SEC File No. 333-224225)
4.4
Community Trust Financial Corporation 2012 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-1 filed April 10, 2018 (SEC File No. 333-224225)

4.5
Community Trust Financial Corporation Employee Stock Ownership Plan and Trust Agreement, dated January 1, 2014, as amended, incorporated by reference to Exhibit 10.4 of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed April 27, 2018 (SEC File No. 333-224225)

5.1	Opinion of Fenimore, Kay, Harrison & Ford, LLP*
23.1	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1)*
23.2	Consent of BKD, LLP*
24.1	Power of attorney (included on signature page)
______________________

*	Filed herewith.